Exhibit 10.8

LEASE AGREEMENT

by and between

PONTIAC SOUTH BOULEVARD, LLC,

a Michigan limited liability company

and

UNITED SHORE FINANCIAL SERVICES, LLC,

a Michigan limited liability company

Exhibits

Exhibit A	Premises

LEASE SUMMARY

Set forth below is a summary of certain terms and conditions of the Lease Agreement between Pontiac South Boulevard, LLC, a Michigan limited liability company, as Landlord, and United Shore Financial Services, LLC, a Michigan limited liability company, as Tenant, solely for the convenience of the parties. In the event there is a conflict between this Lease Summary and the terms and conditions of the Lease, the terms and conditions of the Lease shall prevail.

A.	Building means that certain building having approximately 887,843 square feet and having the street address of 2001 Centerpoint Parkway, Pontiac, Michigan. See Paragraph 1.

B.	Premises initially means approximately 198,490 rentable square feet of the Building, as outlined on the site plan attached as Exhibit “A”. See Paragraph 1.

C.	Term means fifteen (15) years from the Commencement Date, unless extended or terminated earlier by law or any provision of the Lease. See Paragraph 2.1.

D.	Commencement Date means January 1, 2020. See Paragraph 2.2.

E.	Occupancy Date means the Commencement Date. See Paragraph 2.2.

F.	Base Rent: $165,408.33 per month (based on $10.00 per rentable square foot of the Premises per annum) for the first five (5) years as thereafter adjusted as provided in Paragraph 3.1.

All rent is due on the first day of each month and shall be paid to Landlord at c/o 251 E. Merrill Street, Suite 212, Birmingham, Michigan 48009. See Paragraph 3.

G.	Security Deposit has been waived. See Paragraph 4.

H.	Additional Rent means Tenant’s Share of the Project Expenses, payable monthly in advance together with Base Rent. See Paragraph 5.1.A.

I.	Project Expenses means the sum of Taxes, Insurance Expenses and Common Expenses, related to the Property. See Paragraph 5.1.E.

J.

Tenant’s Share for the Premises is determined by dividing the rentable square feet of the Premises by the total rentable square feet of the Building (currently 887,843 square feet). Tenant’s Share currently means 22.36%. See Paragraph 5.1.J.

K.	Permitted Use means office purposes and uses related thereto. See Paragraph 7.

L.	Utilities. Tenant shall pay the cost of its Utilities. See Paragraph 9.

M.	Taxpayer Identification Number for Tenant is 38-2750395.

N.

Options To Extend. Tenant shall have two (2) options to extend the Term for five (5) additional years each. The Base Rent for such extended option terms shall be as set forth in Paragraph 33 hereof and all other terms and conditions of this Lease shall apply to the extension terms. See Paragraph 33.

O.

Additional Premises. Tenant agrees to lease all other space within the Building as the same shall become available during the term of this Lease upon the same terms and conditions as contained in this Lease except the annual Base Rent shall be increased by an amount equal to the additional area made available to the Tenant multiplied by the sum of $10.00 per square foot which shall be payable monthly in addition to the Base Rent specified in Paragraph 3 of the Lease. Base Rent for the Additional Premises shall increase three percent (3%) every five (5) years.

LEASE AGREEMENT

THIS LEASE AGREEMENT (“Lease”), dated as of January 1, 2020, is made by and between Pontiac South Boulevard, LLC, a Michigan limited liability company (“Landlord”), and United Shore Financial Services, LLC, a Michigan limited liability company (“Tenant”).

WITNESSETH

1.	PREMISES

1.1.     Property. Landlord owns that certain real property improved with one building containing 887,843 square feet of rentable area (the “Building”) located upon the real estate commonly known as 2001 Centerpoint Parkway, Pontiac, Michigan (the “Land”). For purposes of this Lease, the Building and the Land are collectively referred to as the “Property”.

1.2.     Premises and Additional Premises. Landlord, for and in consideration of the rents, covenants, agreements, and stipulations contained herein, to be paid, kept and performed by Tenant, leases and rents to Tenant, and Tenant hereby leases and takes from Landlord upon the terms and conditions contained herein, approximately 198,490 rentable square feet of the space located in the Building, as outlined in the site plan attached as Exhibit A, together with the right to use not less than                 parking spaces in the area indicated on Exhibit A (the “Premises”).

1.3.     Common Areas. In addition to the Premises, Tenant shall have the use of those certain common areas to be designated by the Landlord from time to time on the Property; such areas shall include, but not be limited to, parking areas, access roads and facilities, interior corridors, sidewalks, driveways and landscaped and open areas (collectively, the “Common Areas”). The use of the Common Areas shall be for the nonexclusive use of Tenant and Tenant’s employees, agents, suppliers, customers and patrons, in common with Landlord and all other tenants of the Property and all such other persons to whom Landlord has previously granted, or may hereinafter grant, rights of usage; provided that such nonexclusive use shall be expressly subject to such reasonable rules and regulations which may be adopted by the Landlord from time to time. Tenant shall not be entitled to use the Common Areas for storage of goods, vehicles, refuse or any other items. Landlord reserves the right to alter, modify, enlarge, diminish, reduce or eliminate the Common Areas from time to time in its sole discretion; provided, however, it does not unreasonably and materially interfere with Tenant’s use and occupancy of the Premises. Landlord shall have the right to modify Common Areas, and if necessary, parts of the Premises, in order to implement new, necessary security measures and Landlord shall endeavor to minimize any adverse effect on Tenant’s use of the Premises. If Tenant shall use any of the Common Areas for storage of any items, Tenant shall pay all fines imposed upon either Landlord or Tenant by any fire, building or other regulatory body, and Tenant shall pay all costs incurred by Landlord to clear and clean the Common Areas and dispose of such items, including but not limited to, a disposal fee of twenty-five dollars ($25.00) for each pallet or other container and fifty dollars ($50.00) for each drum, together with any additional costs for testing and special disposal, if required.

1.4.     Condition of the Premises. Tenant acknowledges that Tenant has inspected the Premises and is leasing and will accept the Premises in their “AS-IS” condition subject to all faults.

2.	TERM

2.1.     Term. The term (“Initial Term”) of the Lease shall be for fifteen (15) years beginning on the Commencement Date, unless extended or sooner terminated pursuant to the terms of this Lease (as may be extended, the “Term”). The term “Lease Year” as used herein shall mean any 365-consecutive-day period beginning on the Commencement Date or any anniversary thereafter. Tenant shall have two (2) successive options to extend the Term for periods of five (5) years each pursuant to Paragraph 33 below which Tenant must exercise by providing Landlord with written notice not less than twelve (12) months in advance of the expiration of the Term or First Extension Term as the case may be.

2.2.     Commencement Date. The term “Commencement Date” as used herein shall mean January 1, 2020. The term “Occupancy Date” as used herein shall mean the Commencement Date.

3.	RENT

3.1.     Rent. Rent shall be due and payable in lawful money of the United States in advance on the first day of each month after the Commencement Date. Tenant shall pay to Landlord as base rent (“Base Rent’) for the Premises, without notice or demand and without abatement, deduction, offset or set off, the following sums:

Lease Year 1 through Lease Year 5: $165,408.33 per month (based on $10.00 per rentable square foot of the Premises per annum);

Lease Year 6 through Lease Year 10: $170,370.58 per month (based on $10.30 per rentable square foot of the Premises per annum); and

Lease Year 11 through Lease Year 15: $175,481.70 per month (based on $10.61 per rentable square foot of the Premises per annum);

Base Rent for any period during the Term hereof which is for less than one (1) full calendar month shall be prorated based upon the actual number of days of the calendar month involved. If the first month of the Initial Term is a partial calendar month, Tenant shall pay the Base Rent for such partial calendar month on the Commencement Date.

3.2.     Place of Payment. All payments under this Lease to be made by Tenant to Landlord shall be made payable to, and mailed or personally delivered to Landlord at the following address or such other address(es) which Landlord may notify Tenant from time to time: c/o Pontiac South Boulevard, LLC, 251 E. Merrill Street, Suite 212, Birmingham, Michigan 48009.

3.3.     Late Payment. Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent (as defined in Paragraph 5.1.F. herein) pursuant to this Lease or any other amounts due under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Accordingly, if any installment of Rent or other payment under this Lease is not received by Landlord, on or before the seventh (7th) day after the due date of such Rent or other amount due under this Lease, Tenant shall pay a late charge equal to ten percent (10%) of such overdue amounts. Tenant shall also be responsible for a service fee equal to One hundred dollars ($100.00) for any check returned for insufficient funds together with such other costs and expenses as may be imposed by Landlord’s bank. The payment to and acceptance by Landlord of such late charge shall in no event constitute a waiver by Landlord of Tenant’s default with respect to such overdue amounts, nor prevent Landlord from exercising any of the other rights and remedies granted at law or equity or pursuant to this Lease.

3.4.     Payment on Account. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent actually due hereunder shall be deemed to be other than a payment on account. No restrictive endorsement or statement on any check or any letter accompanying any check or payment shall be deemed to effect an accord and satisfaction or have any effect whatsoever. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance or pursue any other remedy in this Lease or at law or in equity provided.

4.	SECURITY DEPOSIT

Upon execution of this Lease, Tenant shall pay to Landlord a security deposit for the faithful performance of Tenant’s obligations under this Lease in the amount of N/A (the “Security Deposit”). Within ten (10) days of any increase in the Base Rent hereunder, Tenant shall pay to Landlord an amount necessary to increase the Security Deposit held by Landlord to the amount of the then current monthly Base Rent. If Tenant fails to pay Rent or other charges due hereunder, or otherwise defaults under this Lease, Landlord may use, apply or retain all or a portion of the Security Deposit to compensate Landlord for the amount due by Tenant (including reasonable attorney’s fees) under this Lease. If Landlord uses or otherwise applies all or any portion of the Security Deposit, Tenant shall restore such Security Deposit within ten (10) days of notice from Landlord. The Security Deposit shall be non-interest bearing and Landlord shall be entitled to retain such funds in its general accounts. The balance of the Security Deposit not applied or used by Landlord as permitted in this Paragraph shall be refunded to Tenant thirty (30) days after the later of: (i) expiration or other termination of this Lease, and (ii) Tenant has vacated the Premises.

5.	ADDITIONAL RENT

5.1.	Definitions.

A.     “Additional Rent’ shall mean Tenant’s Share of the Project Expenses.

B.     “Common Expenses” shall mean the aggregate amount of the total costs and expenses paid or incurred by Landlord in any way connected with or related to (i) the operation, repair and maintenance of the Common Areas, the Building and the Property, including, without limitation, electricity, gas, water, sewer and other utilities; trash removal; security, including site security; snow plowing, sanding, salting and shoveling snow; landscaping; mowing and weed removal; pest control, sweeping and janitorial services; on-site manager and related expenses; office expenses; electrical, plumbing, sprinkler and HVAC repair and maintenance; alarm and sprinkler system testing, maintenance and repair; repair, resurfacing and restriping of all parking areas, loading and unloading areas, trash areas, roadways, driveways, and walkways; common signage; painting of the Building and Property; fence and gate repair; maintenance, repair and replacement of all lighting facilities; and any and all other repairs and maintenance, including the amortized portion of any capital improvements, replacements or repairs (“Capital Repair(s)”) as set forth below, and (ii) the furnishing of or contracting for any service generally provided to the tenants of the Property by Landlord, including, without limitation, managerial fees. Notwithstanding the foregoing, Common Expenses shall not include any costs resulting from any repairs caused by Landlord’s gross negligence or willful misconduct; any leasing activities at the Property (including advertising expenses, brokerage and finders fees, legal fees to negotiate and enforce leases, tenant improvements or lease buyout costs); any casualty event or condemnation proceeding; any Capital Repairs, other than the amortized portion thereof as set forth below; any financing or refinancing of the Property, including legal fees, fines and penalties; and any other activities related to the Property to the extent they are attributable to a tenant or tenants in the Building other than Tenant. The determination of what items constitute a Capital Repair shall be determined in accordance with generally accepted accounting principles. The costs of any Capital Repair shall be amortized over the useful life of such Capital Repair and only the amortized amount of such Capital Repair attributable to any particular Computation Year shall includable as part of the Common Expenses for such Computation Year.

C.     “Computation Year” shall mean each period commencing January 1 of each year during the Term (or, with respect to the first year of the Term, commencing on the Occupancy Date) and ending on December 31 of such year (or, with respect to the last year of the Term, ending on the last day of the Term). Tenant’s Share of Project Expenses shall be equitably adjusted to reflect any Computation Year comprising less than twelve (12) consecutive months.

D.     “Insurance Expenses” shall mean the aggregate amount of the cost of fire, extended coverage, boiler, sprinkler, commercial general liability, property damage, rent, earthquake, terrorism and other insurance obtained by Landlord in connection with the Property, including insurance required pursuant to Paragraph 14.1, and the deductible portion of any insured loss otherwise covered by such insurance.

E.     “Project Expenses” shall mean and include Taxes, Insurance Expenses and Common Expenses.

F.     “Rent” or “rent’ shall mean the total of all sums due to Landlord from Tenant hereunder, including but not limited to Base Rent, Additional Rent, Utilities (as defined in Paragraph 9), and all other fees and charges owed to Landlord as well as all damages, costs, expenses, and sums that Landlord may suffer or incur, or that may become due, by reason of any default of Tenant or failure by Tenant to comply with the terms and conditions of this Lease, and, in the event of nonpayment, Landlord shall have all the rights and remedies as herein provided for failure to pay rent.

G.     “Rentable Area of the Building” shall initially mean 887,843 square feet.

H.     “Rentable Area of the Premises” shall mean 198.490 rentable square feet, which shall be increased by the area of the Additional Premises from time to time.

I.     “Taxes” shall mean all taxes, assessments and charges levied upon or with respect to the Property or any personal property of Landlord used in the operation thereof, or Landlord’s interest in the Property or such personal property. Taxes shall include, without limitation, all general real property taxes and general and special assessments, charges, fees or assessments for transit, housing, police, fire or other governmental services or purported benefits to the Property, service payments in lieu of taxes, and any tax, fee or excise on the use or occupancy of the Property or any part thereof that are now or hereafter levied or assessed against Landlord by the United States of America, the state in which the Property is located, or any political subdivision, public corporation, district or other political or public entity, whether due to increased rate and/or valuation, additional improvements, changes of ownership or any other events or circumstances, and shall also include any other tax, fee or other excise, however described, that may be levied or assessed as a substitute for or as an addition to, as a whole or in part, any other Taxes whether or not now customary or in the contemplation of the parties on the date of this Lease. Taxes shall include occupancy taxes, gross receipts taxes, commercial rental taxes, any tax, fee or excise on the act of entering into any lease for space in the Property or on the rent payable under any lease or in connection with the business of renting space in the Property. Taxes shall not include any franchise, transfer, inheritance or capital stock taxes or income taxes measured by the net income of Landlord from all sources unless, due to a change in the method of taxation, any of such taxes is levied or assessed against Landlord as a substitute for or as an addition to, as a whole or in part, any other tax that would otherwise constitute a Tax. Taxes shall also include reasonable legal fees, costs and disbursements incurred in connection with proceedings to contest, determine or reduce Taxes. If any Taxes are specially assessed by reason of the occupancy or activities of one or more tenants and not the occupancy or activities of the tenants as a whole, such Taxes shall be allocated by Landlord to the tenant or tenants whose occupancy or activities brought about such assessment. Landlord shall promptly pay Tenant its pro rata share of any tax refunds received by Landlord during or after the expiration of the Term, net of Landlord’s costs to appeal or otherwise seek the reduction of such taxes, including all professional fees, costs and expenses associated therewith.

J.     “Tenant’s Share” shall be computed by dividing the Rentable Area of the Premises by the Rentable Area of the Building. Initially, Tenant’s Share is 22.36%. In the event that either the Rentable Area of the Premises or the Rentable Area of the Building is changed, Tenant’s Share will be appropriately adjusted by Landlord. For purposes of the Computation Year in which such change occurs, Tenant’s Share shall be determined on the basis of the number of days during such Computation Year at each such percentage. Notwithstanding anything herein to the contrary, for purposes of determining Tenant’s Share for certain Project Expenses that will be incurred by Landlord and/or Landlord’s Affiliate, or its successors or assigns, for all or part of the Property and/or the Complex, Tenant’s Share for those Project Expenses may be allocated to the Property by Landlord, as reasonably determined by Landlord.. If any of the Common Expenses are incurred for items used solely by Tenant or for items that are disproportionately used by Tenant in comparison to other tenants at the Building, then Tenant shall be responsible for one hundred percent (100%) of such costs incurred by Landlord for such items or such other percentage as determined by Landlord in its reasonable judgment based on Tenant’s use of the items as compared to other tenants in the Building.

5.2.     Payments. In addition to Base Rent, and beginning on the Occupancy Date, Tenant shall pay to Landlord Additional Rent due for each Computation Year, in an amount estimated by Landlord and billed by Landlord to Tenant (“Estimated Expenses”). Landlord shall have the right to revise the Estimated Expenses not more than once every Computation Year and to adjust Tenant’s monthly payments accordingly. If either the Occupancy Date or the expiration of the Term shall occur on a date other than the first or last day of a Computation Year, the Additional Rent for such Computation Year shall be in the proportion that the number of days this Lease was in effect during such Computation Year bears to 365. With reasonable promptness after the expiration of each Computation Year, but no later than five (5) months after such expiration date, Landlord shall furnish Tenant with a statement of the actual expenses (“Actual Expenses”), setting forth in reasonable detail the Project Expenses for such Computation Year, and Tenant’s Share of such Project Expenses. If Tenant’s Share of the actual Project Expenses for such Computation Year exceeds the estimated Project Expenses paid by Tenant for such Computation Year, Tenant shall pay to Landlord the difference between the amount paid by Tenant and Tenant’s Share of the actual Project Expenses within thirty (30) days after the receipt of the Actual Expenses statement. If the total amount paid by Tenant for any such Computation Year shall exceed Tenant’s Share of the actual Project Expenses for such Computation Year, such excess shall be credited against the next installment(s) of Additional Rent due from Tenant to Landlord hereunder. Neither Landlord’s failure to deliver, nor late delivery of, the Estimated Expenses or Actual Expenses shall constitute a default by Landlord hereunder or a waiver of Landlord’s right to collect any payment provided for herein. Tenant’s obligation to pay Additional Rent in accordance with this Paragraph 5 shall survive the termination or expiration of this Lease.

5.3.     Excessive Expenses. In addition to any other sums payable hereunder, Tenant shall pay to Landlord the actual cost of any excessive or extraordinary operating or insurance costs incurred by Landlord due to Tenant’s excessive or extraordinary use of the Premises or other facilities of the Property upon the provision of reasonable proof and/or substantiation thereof to Tenant, including, but not limited to, use beyond the normal business work week. Landlord may bill Tenant periodically for the same.

5.4.     Disputes. Tenant and Tenant’s agents and consultants shall have the right, after reasonable notice and at reasonable times, to inspect and audit Landlord’s accounting records at Landlord’s accounting office. If after such inspection Tenant disputes any item of Additional Rent, upon Tenant’s written request therefor, a certification as to the proper amount of Project Expenses and the amount due to or payable by Tenant shall be made by an independent accounting firm selected by Landlord and Tenant. If Landlord and Tenant are unable to agree upon an accounting firm, Landlord and Tenant shall each select an accounting firm and the two (2) firms so selected shall select a third firm which shall make the certification requested hereunder. All costs and expenses incurred in connection with such certification shall be allocated between Landlord and Tenant as set forth below. Such certification shall be final and conclusive as to all parties. Notwithstanding the foregoing, in no event shall Tenant be entitled to withhold payment of Rent during the certification process and Tenant shall remain obligated to pay all Rent due as otherwise set forth in this Lease. In the event Tenant shall prevail in the certification process, Landlord, at its election, shall either promptly refund any excess Additional Rent payments to Tenant or shall apply such excess as a credit against future Rent due from Tenant. Should the parties obtain a certification, they shall each pay their proportionate amount of the cost of obtaining the certification in the same percentage as the final certification or compromise amount relates to each parties’ initial assertion. For example, if Landlord claims Tenant owes $20.00 and Tenant asserts that only $10.00 is due, and the certification process determines that the correct amount is $15.00, each party shall be responsible for paying 50% of the costs of obtaining the certification; if the certification process determines that the correct amount is $18.00, Landlord shall be responsible for 20% and Tenant shall be responsible for 80% of the costs of obtaining the certification.

6.	PARKING

So long as Tenant complies with the terms, provisions and conditions of this Lease, Tenant shall have the right to utilize automobile parking facilities (the “Parking Facilities”) adjacent to or within a reasonable distance from the Building. Landlord shall have the right to relocate such Parking Facilities to another location in Landlord’s reasonable discretion to facilitate development of the Property, provided that such relocated area shall be subject to Tenant’s approval, which approval shall not be unreasonably withheld. Notwithstanding anything to the contrary set forth herein, following the Commencement Date Tenant, at its sole cost and expense, shall be responsible for all maintenance and repair of the Parking Facilities, including, without limitation, snow and ice removal and the repair, resurfacing and restriping of the Parking Facilities.

7.	USE OF THE PREMISES

Tenant shall use and occupy the Premises throughout the Term of this Lease for office purposes and uses customarily associated therewith and for no other purpose; in particular no use shall be made or permitted to be made of the Premises, nor acts done which will increase the existing rate of insurance upon the Building, or cause a cancellation of any insurance policy covering the Building, or any part thereof, nor shall Tenant sell, or permit to be kept, used, or sold, in or about the Premises, any article which may be prohibited by the standard form of fire insurance policies. Tenant shall comply with all laws, ordinances, rules, regulations and codes of all municipal, county, state and federal authorities pertaining to Tenant’s use and occupation of the Premises. Tenant shall not commit, or suffer to be committed, any waste upon the Premises or any public or private nuisance, or other act or thing which disturbs the quiet enjoyment of any other tenant at the Property. Tenant shall also specifically not permit the storage of tires, flammable products, batteries, fertilizer, charcoal or any other similar items that cause objectionable odors to escape or be emitted from the Premises; Tenant shall insure sanitation and freedom from odor, smell and infestation from rodents or insects. Tenant, at its expense, shall provide (and enclose if required by codes or Landlord) a dumpster or dumpsters for Tenant’s trash in a location and manner approved by Landlord, and shall cause its trash to be removed at intervals reasonably satisfactory to Landlord. In connection therewith, Tenant shall keep the dumpster(s) clean and insect, rodent and odor free.

8.	ENVIRONMENTAL COMPLIANCE/HAZARDOUS MATERIALS

8.1.     Definitions. “Hazardous Materials” shall mean any (i) material, substance or waste that is or has the characteristic of being hazardous, toxic, ignitable, reactive, flammable, explosive, radioactive, mutagenic or corrosive, including, without limitation, petroleum, or any petroleum derivative, solvents, heavy metals, acids, pesticides, paints, printing ink, PCBs, asbestos, materials commonly known to cause cancer or reproductive problems and those materials, substances and/or wastes, including wastes which are or later become regulated by any local governmental authority, the state in which the Premises are located or the United States Government, including, but not limited to, substances defined as “hazardous substances,” “hazardous materials,” “toxic substances” or “hazardous wastes” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et seq.; the Resource Conservation and Recovery Act; all environmental laws of the state where the Property is located, and any other environmental law, regulation or ordinance now existing or hereinafter enacted, (ii) any other substance or matter which results in liability to any person or entity from exposure to such substance or matter under any statutory or common law theory, and (iii) any substance or matter which is in excess of relevant and appropriate levels set forth in any applicable federal, state or local law or regulation pertaining to any hazardous or toxic substance, material or waste, or for which any applicable federal, state or local agency orders or otherwise requires removal, remediation or treatment. “Hazardous Materials Laws” shall mean all present and future federal, state and local laws, ordinances and regulations, prudent industry practices, requirements of governmental entities and manufacturer’s instructions relating to industrial hygiene, environmental protection or the use, analysis, generation, manufacture, storage, presence, disposal or transportation of any Hazardous Materials, including without limitation the laws, regulations and ordinances referred to in the preceding sentence.

8.2.     Use of the Premises by Tenant. Tenant hereby agrees that Tenant and Tenant’s officers, employees, representatives, agents, consultants, contractors, subcontractors, successors, assigns, subtenants, concessionaires, invitees and any other occupants of the Premises (for purposes of this Paragraph 8, referred to collectively herein as “Tenant Representatives”) shall not cause or permit any Hazardous Materials to be used, generated, manufactured, refined, produced, processed, stored or disposed of, on, under or about the Premises or the Property or transport to or from the Premises or the Property without the express prior written consent of Landlord. Landlord may, in its sole discretion, place such conditions as Landlord deems appropriate with respect to such Hazardous Materials, including without limitation, rules, regulations and safeguards as may be required by any insurance carrier, environmental consultant or lender of Landlord, or environmental consultant retained by any lender of Landlord, and may further require that Tenant demonstrates to Landlord that such Hazardous Materials are necessary or useful to Tenant’s business and will be generated, stored, used and disposed of in a manner that complies with all Hazardous Materials Laws regulating such Hazardous Materials and with good business practices. Tenant understands that Landlord may utilize an environmental consultant to assist in determining conditions of approval and monitoring in connection with the presence, storage, generation or use of Hazardous Materials on or about the Premises by Tenant, and Tenant agrees that any costs reasonably incurred by Landlord in connection with any such environmental consultant’s services shall be reimbursed by Tenant to Landlord as Additional Rent upon demand. Unless approved in writing by Landlord, Tenant shall not be entitled to utilize any Hazardous Materials in the Premises. In connection therewith, Tenant shall at its own expense procure, maintain in effect and comply with all conditions of any and all permits, licenses and other governmental and regulatory approvals required for the storage or use by Tenant or any of Tenant’s Representatives of Hazardous Materials on the Premises or the Property, including without limitation, discharge of (appropriately treated) materials or wastes into or through any sanitary sewer serving the Premises or the Property with all required permits. Notwithstanding the foregoing Tenant shall be entitled to use and store in the Premises common cleaning solutions, lubricants and fuels used by Tenant in its ordinary operations, so long as the same are stored in appropriate containers in compliance with all Hazardous Materials Laws.

8.3.     Remediation. If at any time during the Term any contamination of the Premises or the Property by Hazardous Materials shall occur where such contamination is caused by the act or omission of Tenant or Tenant’s Representatives (“Tenant’s Contamination”), then Tenant, at Tenant’s sole cost and expense, shall promptly and diligently remove such Hazardous Materials from the Premises, the Property or the groundwater underlying the Premises or the Property to the extent required to comply with applicable Hazardous Materials Laws to restore the Premises or the

Property to the same or better condition which existed before Tenant’s Contamination. Tenant shall not take any required remedial action in response to any Tenant’s Contamination in or about the Premises or the Property, or enter into any settlement agreement, consent, decree or other compromise in respect to any claims relating to any Tenant’s Contamination without first obtaining the prior written consent of Landlord, which may be subject to conditions imposed by Landlord as determined in Landlord’s sole discretion, provided, however, Landlord’s prior written consent shall not be necessary in the event that the presence of Hazardous Materials on, under or about the Premises or the Property (i) poses an immediate threat to the health, safety or welfare of any individual or (ii) is of such a nature that an immediate remedial response is necessary and it is not possible to obtain Landlord’s consent before taking such action. Tenant and Landlord shall jointly prepare a remediation plan in compliance with all Hazardous Materials Laws and the provisions of this Lease. In addition to all other rights and remedies of the Landlord hereunder, if Tenant does not promptly and diligently take all steps to prepare and obtain all necessary approvals of a remediation plan for any Tenant’s Contamination, and thereafter commence the required remediation of any Hazardous Materials released or discharged in connection with Tenant’s Contamination within thirty (30) days after all necessary approvals and consents have been obtained and thereafter continue to prosecute such remediation to completion in accordance with an approved remediation plan, then Landlord, at its sole discretion, shall have the right, but not the obligation, to cause such remediation to be accomplished, and Tenant shall reimburse Landlord within fifteen (15) business days of Landlord’s demand for reimbursement of all amounts reasonably paid by Landlord (together with interest on such amounts at the highest lawful rate until paid), when such demand is accompanied by reasonable proof of payment by Landlord of the amounts demanded. Tenant shall promptly deliver to Landlord, legible copies of hazardous waste manifests reflecting the legal and proper disposal of all Hazardous Materials removed from the Premises or the Property as part of Tenant’s remediation of any Tenant’s Contamination.

8.4.     Disposition of Hazardous Materials. Except as discharged into the sanitary sewer in strict accordance and conformity with Paragraph 8.2 herein and all applicable Hazardous Materials Laws, Tenant shall cause any and all Hazardous Materials removed from the Premises and the Property (including without limitation all Hazardous Materials removed from the Premises as part of the required remediation of Tenant’s Contamination) to be removed and transported solely by duly licensed haulers to duly licensed facilities for recycling or final disposal of such materials and wastes. Tenant is and shall be deemed to be the “operator” “in charge” of Tenant’s “facility” and the “owner,” as such terms are used in the Hazardous Materials Laws, of all Hazardous Materials and any wastes generated or resulting therefrom. Tenant shall be designated as the “generator,” as such terms are used in the Hazardous Materials Laws, on all manifests relating to such Hazardous Materials or wastes.

8.5.     Notice of Hazardous Materials Matters. Tenant shall immediately notify Landlord in writing of: (i) any enforcement, clean up, removal or other governmental or regulatory action instituted, contemplated or threatened concerning the Premises pursuant to any Hazardous Materials Laws; (ii) any claim made or threatened by any person against the Tenant or the Premises relating to damage contribution, cost recovery, compensation, loss or injury resulting from or claimed to result from any Hazardous Materials on or about the Premises; (iii) any reports made to any environmental agency arising out of or in connection with any Hazardous Materials in or removed from the Premises including any complaints, notices, warnings or asserted violations in connection therewith, all upon receipt by Tenant of actual knowledge of any of the foregoing matters; and (iv) any spill, release, discharge or disposal of any Hazardous Materials in, on or under the Premises, the Property, or any portion thereof. Tenant shall also supply to Landlord as promptly as possible, and in any event within five (5) business days after Tenant first receives or sends the same, with copies of all claims, reports, complaints, notices, warnings or asserted violations relating in any way to the Premises or Tenant’s use thereof.

8.6.     Indemnification by Tenant. Tenant shall indemnify, defend (by counsel reasonably acceptable to Landlord), protect, and hold Landlord, and each of Landlord’s employees, representatives, agents, attorneys, successors and assigns, and its directors, officers, partners, representatives, any lender having a lien on or covering the Premises or any part thereof, and any entity or person named or required to be named as an additional insured in Paragraph 14.2 of this Lease free and harmless from and against any and all claims, actions (including, without limitation, the cost of investigation and testing, consultant’s and attorney’s fees, remedial and enforcement actions of any kind, administrative (informal or otherwise) or judicial proceedings and orders or judgments arising therefrom), causes of action, liabilities, penalties, forfeitures, damages (including, but not limited to, damages for the loss or restriction or use of rentable space or any amenity of the Premises or the Property, or damages arising from any adverse impact on marketing of space in the Premises or the Property), diminution in the value of the Premises or the Property, fines, injunctive relief, losses or expenses (including, without limitation, reasonable attorney’s fees and costs) or death of or injury to any person or damage to any property whatsoever, arising from or caused in whole or in part, directly or indirectly by (i) any Tenant’s Contamination, (ii) Tenant’s or Tenant’s Representatives failure to comply with any Hazardous Materials Laws with respect to the Premises, or (iii) offsite disposal or transportation of Hazardous Materials on, from, under or about the Premises or the Property by Tenant or Tenant’s Representatives. Tenant’s obligations hereunder shall include without limitation, and whether foreseeable or unforeseeable, all costs of any required or necessary repair, clean up or detoxification or decontamination of the Premises, and the preparation and implementation of any closure, remedial action or other required plans in connection therewith. For purposes of the indemnity provisions hereof, any acts or omissions of Tenant, or by employees, agents, assignees, contractors or subcontractors of Tenant or others acting for or on behalf of Tenant (whether or not they are negligent, intentional, willful or unlawful), shall be strictly attributable to Tenant.

8.7.     Indemnification by Landlord. Landlord shall indemnify, defend (by counsel reasonably acceptable to Tenant), protect, and hold Tenant, and each of Tenant’s employees, representatives, agents, attorneys, successors and assigns, free and harmless from and against any and all claims, actions, causes of action (including, without limitation, remedial and enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising therefrom), liabilities, penalties, forfeitures, losses or expenses (including, without limitation, reasonable attorneys’ fees and costs) or death of or injury to any person or damage to any property whatsoever, to the extent arising from or caused in whole or in part, directly or indirectly by any contamination caused by Landlord in violation of a Hazardous Material Law. Landlord’s obligations hereunder shall include without limitation, and whether foreseeable or unforeseeable, all costs of any required or necessary repair, clean up or detoxification or decontamination of the Premises, and the preparation and implementation of any closure, remedial action or other required plans in connection therewith. This indemnity shall be specifically limited to affirmative acts of Landlord, and shall not include the acts or omissions of any other tenants of the Property or other persons.

8.8.     Exclusivity. The allocations of responsibility between, obligations and liabilities undertaken by, and indemnifications given by Landlord and Tenant under this Paragraph 8, shall be the exclusive provisions under this Lease, applicable to the subject matter treated in this Paragraph 8, and any other conflicting or inconsistent provisions contained in this Lease shall not apply with respect to the subject matter.

8.9.     Compliance with Environmental Laws. Tenant shall at all times and in all respects comply with all Hazardous Materials Laws. All reporting obligations imposed by Hazardous Materials Laws are strictly the responsibility of Tenant. Tenant and Landlord have been informed that certain judicial decisions have held that, notwithstanding the specific language of a lease, courts may impose the responsibility for complying with legal requirements and for performing improvements, maintenance and repairs on a landlord or tenant based on the court’s assessment of the parties’ intent in light of certain equitable factors. Tenant and Landlord have each been advised by their respective legal counsel about the provisions of this Lease allocating responsibility for compliance with laws and for performing improvements, maintenance and repairs between Tenant and Landlord. Tenant and Landlord expressly agree that the allocation of responsibility for compliance with laws and for performing improvements, maintenance and repairs set forth in this Lease represents Tenant’s and Landlord’s intent with respect to this issue.

8.10.     Disclosures. The Property, including the Premises, is considered a “facility” under Part 201 of Michigan’s Natural Resource and Environmental Protection Act, MCL 324.20101, et seq. (“Part 201”). Additional detail regarding the nature and extent of the release(s) is set forth in the Baseline Environmental Assessment ID: B201506395LV, dated as of February 27, 2015 and prepared by Hull & Associates, Inc. (“Baseline Report”), which has been previously provided to Tenant. Landlord represents and warrants that Landlord has disclosed any and all information on the environmental condition of the Property of which it has actual knowledge, as set forth in the Baseline Report, except for such additional conditions that are disclosed in any environmental report provided by Landlord to Tenant before the Commencement Date.

8.11.     Survival and Duration of Obligations. All covenants, representations, warranties, obligations and indemnities made or given under this Paragraph 8 shall survive the expiration or earlier termination of this Lease.

9.	UTILITIES

9.1.     Beginning on the Occupancy Date and continuing through the end of the Term of this Lease, Tenant shall pay all service charges and utility deposits and fees for water, electricity, gas, sewage, telephone, and any other utility services furnished to the Premises and the improvements on the Premises (“Utilities”). Tenant shall pay for all Utilities, as Additional Rent, on a monthly basis within fifteen (15) days after receipt of a statement from Landlord therefor. Landlord shall deliver evidence reasonably acceptable to Tenant of all Utility charges being charged to Tenant under this Paragraph 9. Tenant shall not at any time overburden or exceed the capacity of the mains, feeders, ducts, conduits or other facilities by which such Utilities are supplied to, distributed in, or serve the Premises. If Tenant desires to install any equipment that shall require additional Utilities or any Utilities in a greater capacity than provided by Landlord, such installation shall be subject to Landlord’s prior approval of Tenant’s plans and specifications therefor, such approval not to be unreasonably withheld, conditioned or delayed. If such installation is approved by Landlord and if Landlord provides such additional Utilities to accommodate Tenant’s installation, Tenant agrees to pay Landlord, on demand, the cost for providing such additional Utilities or Utilities of greater capacity. Landlord shall not be liable for any reason for any loss or damage resulting from an interruption of any of the Utility services, except to the extent caused by the gross negligence or willful misconduct of Landlord or its agents.

9.2.     Landlord may elect to separately meter/submeter each of the Utilities to the Premises, in a manner reasonably determined by Landlord, at Landlord’s expense. In the event Landlord so elects, Landlord shall charge Tenant for such metered Utilities based upon Tenant’s actual metered consumption, demand and a reasonable share of system losses and expenses which shall fairly include and allocate the costs of providing and allocating the Utilities. These costs may include amortized capital costs for cost reduction projects where the net savings are passed along to the benefited parties. Landlord, in its sole discretion, shall have the right from time to time, to alter the method and source of supply to the Premises of any of the Utilities.

9.3.     If any Utilities are not separately metered or billed to Tenant for the Premises but rather are billed to and paid by Landlord for the entire Property, Tenant shall pay to Landlord, as additional Rent, Tenant’s share of the cost of such Utilities. If any Utilities are not separately metered, Landlord shall have the right to determine Tenant’s consumption by submetering, survey or other methods designed to measure consumption with reasonable accuracy, and Tenant shall be entitled to contest the result of any such determination with a survey or other method of its own. If Landlord and Tenant cannot agree regarding the result of Tenant’s Utility consumption and billing, then such amounts shall be determined independently by an engineer mutually acceptable to, and paid for equally by, both parties.

10.	REPAIRS BY LANDLORD

Landlord shall, at its expense, maintain only the foundations and structural soundness of the exterior walls of the Building (exclusive of all exterior doors and windows that are part of the Premises) and Common Areas in good repair, except repairs rendered necessary by the negligence or intentional acts of Tenant, its employees, invitees or representatives which shall be repaired by Tenant. Tenant shall promptly report in writing to Landlord any condition known to Tenant to be defective which Landlord is required to repair and failure to so report such conditions shall make Tenant responsible to Landlord for any liability incurred by Landlord by reason of such conditions. Landlord shall be required to commence such repairs within a reasonable period of time from receipt of Tenant’s notice.

11.	REPAIRS AND SERVICES BY TENANT

Tenant accepts the Premises in its present “As-Is” condition and specifically acknowledges that the Premises is suited for the uses intended by Tenant. Tenant shall at its own cost and expense keep and maintain the Premises in good order and repair, promptly making all necessary repairs and replacements, including, but not limited to, all equipment and facilities and components thereof within the Premises, fixtures, walls (interior), roof, finish work, ceilings, floors, lighting fixtures, bulbs and ballasts, utility connections and facilities within the Premises, windows, glass, doors, and interior plate glass, downspouts, gutters, air conditioning and heating systems, truck doors, dock levelers, bumpers, seals and enclosures, cranes, rail systems (if any), plumbing, electrical, termite and pest extermination, and damage to Common Areas caused by Tenant, excluding only those repairs expressly required to be made by Landlord hereunder. Tenant, in keeping the Premises in good order, condition and repair, shall exercise and perform good maintenance practices. Tenant shall maintain, and shall provide Landlord with proof thereof, an annual service maintenance contract for the HVAC system in a form and with a contractor reasonably satisfactory to Landlord. Tenant’s obligations shall include restorations, replacements or renewals when necessary to keep the Premises and all improvements thereon or a part thereof in good order, condition and state of repair. Tenant shall be permitted to implement its own reasonable security measures in the Premises, subject to prior approval by Landlord. Any security implemented by Tenant shall not interfere with the Building’s security. Notwithstanding anything to the contrary herein, Tenant acknowledges and agrees that it shall be solely responsible for providing adequate security for its premises, trucks and containers, and its use of the Property and Premises thereof. Landlord shall have no responsibility to prevent, and shall not be liable to Tenant, its agents, employees, contractors, visitors or invitees, for losses due to theft, burglary or other criminal activity, or for damages or injuries to persons or property resulting from Tenant’s storage of trucks and containers on the Premises, from persons gaining access to the Premises or any part of the Property, and Tenant hereby releases Landlord and its agents and employees from all liabilities for such losses, damages or injury, regardless of the cause thereof.

12.	TENANT’S TAXES AND ASSESSMENTS

Tenant covenants and agrees to pay promptly, when due, all personal property taxes or other taxes and assessments levied and assessed by any governmental authority upon the removable property of Tenant in, upon or about the Premises.

13.	ALTERATION OF PREMISES

Tenant shall not alter, repair or change the Premises at a cost in excess of $25,000.00 or involving structural modifications without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed. All alterations, improvements or changes shall remain a part of and be surrendered with the Premises, unless Landlord directs its removal under Paragraph 23 of this Lease.

14.	INSURANCE

14.1.     Landlord’s Insurance. Landlord shall maintain in full force and effect throughout the entire Term of this Lease general comprehensive liability insurance for the Building and Common Areas and general fire and extended coverage insurance, including vandalism and special form or such other or broader coverage as may from time to time be customary on the Building and the Common Areas and other areas of land within which the Building is located in such amounts determined by Landlord. Copies of all such insurance policies or certificates thereof endorsed to show payment of the premium shall be available for inspection by Tenant and such policies and certificates shall show Landlord and the beneficiary of any mortgage or deed of trust on the Premises to be additional insureds as their interests may exist (or a mortgagee loss payable endorsement). Such insurance may be provided by a blanket insurance policy covering the Premises, so long as the coverage on the Premises is at all times at least as great as required by this Paragraph. The insurance obtained by Landlord under this Paragraph shall constitute an item of “Common Expenses” under Paragraph 5.1.B.

14.2.     Tenant’s Insurance. Tenant agrees to take out and keep in force beginning on the date Tenant first accesses the Premises throughout the entire Term, without expense to Landlord, with an insurance company with general policy holder’s rating of not less than A-VII, as rated in the most current Best’s Insurance Reports, or other company acceptable to Landlord, the policies of insurance as set forth below. Tenant shall be permitted to obtain the insurance required under this Paragraph l4 by providing a blanket policy of insurance only if such blanket policies expressly provide coverage to the Premises and Landlord as required by this Lease without regard to claims made under such policies with respect to other persons or properties and in such form and content reasonably acceptable to Landlord. All such insurance policies shall be on an occurrence basis and not a claims-made basis, contain a standard separation of insureds provision, and shall name Landlord, its property manager IRG Realty Advisors, LLC (or such other property manager selected by Landlord), and their respective agents and employees as additional insureds on a primary and non-contributory basis.

A.     Causes of Loss – Special Form property insurance, in an amount not less than one hundred percent (100%) of replacement cost covering all tenant improvements, betterments and alterations permitted under this Lease, floor and wall coverings, and Tenant’s office furniture, business and personal trade fixtures, equipment, furniture system and other personal property from time to time situated in the Premises. Such property insurance shall include a replacement cost endorsement, providing protection against any peril included within the classification fire and extended coverage, sprinkler damage, vandalism, malicious mischief, and such other additional perils as covered in a cause of loss (special form) insurance policy. The proceeds of such insurance shall be used for the repair and replacement of the property so insured, except that if not so applied or if this Lease is terminated following a casualty, the proceeds applicable to the leasehold improvements shall be paid to Landlord and the proceeds applicable to Tenant’s personal property shall be paid to Tenant;

B.     Commercial general liability insurance, in the name of Tenant, insuring against any liability from the use and occupancy of the Premises, the Common Areas and the business operated by Tenant. All such policies shall be written to apply to all bodily injury or death, property damage and personal injury losses, and shall include blanket contractual liability (including Tenant’s indemnity obligations under this Lease), broad form property damage liability, premise-operations and products-completed operations and shall contain an exception to any pollution exclusion which insures damage or injury arising out of heat, smoke or fumes from hostile fire, a contractual liability endorsement, and provide primary coverage to Landlord (any insurance policy issued to Landlord providing duplicate or similar coverage shall be deemed to be excess over Tenant’s policies), in such amounts as may from time to time be customary with respect to similar properties in the same area, but in any event not less than $3,000,000.00 per occurrence (or such other amounts as may be required by Landlord). The amounts of such insurance required hereunder shall be adjusted from time to time as requested by Landlord based upon Landlord’s determination as to the amounts of such insurance generally required at such time for comparable premises and buildings in the general geographical area of the Premises. In addition, such policy of insurance shall include coverage for any potential liability arising out of or because of any construction, work of repair, maintenance, restoration, replacement, alteration, or other work done on or about the Premises by or under the control or direction of Tenant;

C.     Workers Compensation insurance as required by the state law applicable in the state in which the Premises are located with Employers Liability insurance with limits of not less than $1,000,000.00; and

D.     Business automobile liability insurance covering owned, hired and non-owned vehicles with limits of not less than $1,000,000.00 combined single limit (bodily injury and property damage) per occurrence.

14.3.     Certificates of Insurance. All policies of insurance set forth in Paragraph 14.2 above, shall provide that copies of the policies or certificates thereof showing the premium thereon to have been paid, shall be delivered to Landlord and any property manager hereafter designated by Landlord, prior to the Occupancy Date and thereafter fifteen (15) days prior to each renewal date. All such policies shall provide that they shall not be canceled nor coverage reduced by the insurer without first giving at least thirty (30) days’ prior written notice to Landlord. If Tenant fails to procure and keep in force such insurance, Landlord may procure it, and the cost thereof with interest at the maximum lawful rate shall be payable immediately by Tenant to Landlord as additional rent. Such insurance may be provided by a blanket insurance policy covering the Premises, so long as the coverage on the Premises is at all times at least as great as required by this Paragraph 14.

14.4.     Contractors’ Insurance. If Tenant permits or causes any construction, work of repair, maintenance, restoration, replacement, alteration, or other work to be done on or about the Premises by any independent contractor or other person, then Tenant shall cause such independent contractor or other person to take out and keep in force, throughout the period during which such independent contractor or other person performs any work on the Premises and for a period of two years after completion of such work, without expense to Landlord, the policies of insurance as set forth below. All such policies shall be provided by an insurance company with general policy holder’s rating of not less than A-VII, as rated in the most current Best’s Insurance Reports, or other company acceptable to Landlord. All such insurance policies shall be on an occurrence basis, and shall name Landlord, its property manager IRG Realty Advisors, LLC (or such other property manager selected by Landlord), Tenant, and their respective agents and employees as additional insureds on a primary and non-contributory basis. All policies of insurance set forth in this Paragraph 14.4 shall provide that copies of the policies or certificates thereof showing the premium thereon to have been paid, shall be delivered to Landlord and to any property manager designated by Landlord, prior to the date on which such independent contractor or other person commences work on the Premises and thereafter fifteen (15) days prior to each renewal date. All such policies shall provide that they shall not be canceled nor coverage reduced by the insurer without first giving at least thirty (30) days prior written notice to Landlord. If Tenant fails to cause such any independent contractors or other person performing work on the Premises to procure and keep in force such insurance, Landlord may procure it, and the cost thereof with interest at the maximum lawful rate shall be payable immediately by Tenant to Landlord as additional rent.

A.     Commercial general liability insurance, in the name of Tenant, insuring against any liability from the use and occupancy of the Premises and the business operated by Tenant. All such policies shall be written to apply to all bodily injury or death, property damage and personal injury losses, and shall include blanket contractual liability (including Tenant’s indemnity obligations under this Lease), broad form property damage liability, premise-operations and products-completed operations and shall contain an exception to any pollution exclusion which insures damage or injury arising out of heat, smoke or fumes from hostile fire, a contractual liability endorsement, and provide primary coverage to Landlord (any insurance policy issued to Landlord providing duplicate or similar coverage shall be deemed to be excess over Tenant’s policies), in such amounts as may from time to time be customary with respect to similar properties in the same area, but in any event not less than $3,000,000.00 per occurrence (or such other amounts as may be required by Landlord). The amounts of such insurance required hereunder shall be adjusted from time to time as requested by Landlord based upon Landlord’s determination as to the amounts of such insurance generally required at such time for comparable premises and buildings in the general geographical area of the Premises. In addition, such policy of insurance shall include coverage for any potential liability arising out of or because of any construction, work of repair, maintenance, restoration, replacement, alteration, or other work done on or about the Premises by or under the control or direction of Tenant;

B.     Workers Compensation insurance as required by the state law applicable in the state in which the Premises are located with employer liability insurance with limits of not less than $1,000,000.00; and

C.     Business automobile liability insurance covering owned, hired and non-owned vehicles with limits of not less than $1,000,000.00 combined single limit (bodily injury and property damage) per occurrence.

15.	WAIVER, EXCULPATION AND INDEMNITY

15.1.     Definitions. For purposes of this Paragraph 15, (i) “Tenant Parties” shall mean, singularly and collectively, Tenant and Tenant’s officers, directors, shareholders, partners, members, trustees, agents, employees, independent contractors, consultants, licensees, concessionaires, customers, guests, invitees or visitors as well as to all persons and entities claiming through any of the foregoing persons or entities, and (ii) “Landlord Parties” shall mean singularly and collectively, Landlord and Landlord’s officers, directors, shareholders, partners, members, trustees, agents, employees, independent contractors, consultants, licensees, concessionaires, customers, guests, invitees or visitors as well as to all persons and entities claiming through any of the foregoing persons or entities.

15.2.     Exculpation. Subject to the waiver of subrogation set forth in Paragraph 15.5, Tenant, on behalf of itself and of all Tenant Parties, and as a material part of the consideration to be rendered to Landlord under this Lease, hereby waives, to the fullest extent permitted by law, all claims against Landlord for loss, theft or damage to goods, wares, merchandise or other property (whether tangible or intangible) in and about the Premises, for loss or damage to Tenant’s business or other economic loss (whether direct, indirect or consequential), and for the injury or death to any persons in, on or about the Premises, except for damage or loss directly caused by Landlord’s willful misconduct.

15.3.     Landlord’s Indemnity. Landlord shall indemnify, defend (by an attorney of Landlord’s choice, reasonably acceptable to Tenant), reimburse, protect and hold harmless Tenant and all Tenant Parties from and against all third party claims, liability and/or damages arising from or related to the acts or omissions of Landlord or Landlord Parties, relating to their use, possession, or occupancy of the Property or, its obligations under this Lease, or to any work done, permitted or contracted for by any of them on or about the Premises, to the extent that such liability or damage is covered by Landlord’s insurance (or would have been covered had Landlord carried the insurance as required under this Lease). It is specifically understood and agreed that Landlord shall not be liable or responsible for the acts or omissions of any of the other tenants of the Property or of any agents, independent contractors, consultants, licensees, concessionaires, customers, guests, invitees or visitors of persons other than Landlord.

15.4.     Tenant’s Indemnity. Tenant shall indemnify, defend (by an attorney of Tenant’s choice, reasonably acceptable to Landlord), reimburse, protect and hold harmless Landlord and all Landlord Parties from and against all third party claims, liability and/or damages arising from or related to the negligence, acts or omissions of Tenant or any Tenant Parties relating to their use, possession, or occupancy of the Property or, Tenant’s obligations under this Lease, or to any work done, permitted or contracted for by any of them on or about the Premises. If Landlord shall, without fault on its part, be made a party to any litigation commenced by or against Tenant or any Tenant Parties, Tenant shall pay all costs and reasonable attorneys’ fees incurred by such litigation, unless such costs and fees are covered by Landlord’s insurance.

15.5.     Waiver of Subrogation. To the extent of any and all insurance maintained, or required to be maintained, by either Landlord or Tenant in any way connected with the Premises, Landlord and Tenant hereby waive for themselves and on behalf of their respective insurance carriers any right of subrogation that may exist or arise as against the other party to this Lease. Landlord and Tenant shall cause the insurance companies issuing their insurance policies with respect to the Premises to waive any subrogation rights that the companies may have against Tenant and Landlord, respectively, which waivers shall be specifically stated in the respective policies.

15. 6.     Survival and Duration of Obligations. All representations, warranties, obligations and indemnities made or given under this Paragraph 15 shall survive the expiration or earlier termination of this Lease.

16.	CONSTRUCTION LIENS

Tenant shall not suffer or permit any construction liens, mechanic’s liens or materialman’s liens to be filed against Landlord’s interest in the real property of which the Premises form a part nor against the Tenant’s leasehold interest in the Premises. Landlord shall have the right at all reasonable times to post and keep posted on the Premises, any notices which it deems necessary for protection from such liens. Tenant shall have the right to contest by proper proceedings any such construction liens, mechanic’s liens or material man’s liens, provided that Tenant shall prosecute such contest diligently and in good faith and such contest shall not expose Landlord to any civil or criminal penalty or liability. Upon Landlord’s demand, Tenant shall furnish Landlord a surety bond or other adequate security satisfactory to Landlord sufficient both to indemnify Landlord against liability and hold the Property free from adverse effect in the event the contest is not successful. If such liens are so filed and Tenant does not properly contest such liens, Landlord, at its election, and upon not less than ten (10) days’ prior written notice to Tenant, may pay and satisfy same and, in such event the sums so paid by Landlord, with interest thereon at the rate of ten percent (10%) per annum from the date of payment, and all actual and other expenses, including reasonable attorneys’ fees, so paid by Landlord, shall be deemed to be Additional Rent due and payable by the Tenant at once without notice or demand.

17.	QUIET ENJOYMENT

Landlord covenants and agrees that Tenant, upon making all of Tenant’s payments of Rent as and when due under this Lease, and upon performing, observing and keeping the covenants, agreements and conditions of this Lease on its part to be kept, shall peaceably and quietly hold, occupy and enjoy the Premises during the Term of this Lease as extended by the options described herein, if any, subject to the terms and provisions of this Lease.

18.	LANDLORD’S RIGHT OF ENTRY

Landlord or its agents shall have the right to enter the Premises at reasonable times upon reasonable notice in order to examine it or to show it to prospective tenants or buyers, to place “For Rent” or “For Sale” signs on or about the Premises, and to make modifications or other changes to the Property as are necessary in Landlord’s sole discretion to facilitate development of the Property, provided, however, Landlord shall use commercially reasonable efforts to minimize the effect of any such entry or any interference with Tenant’s use of the Premises. Upon receipt of reasonable advance notice from Landlord, Tenant may arrange to have a designated representative accompany Landlord in entering the Premises. Landlord’s right of reentry shall not be deemed to impose upon Landlord any obligation, responsibility, or liability for the care, supervision or repair of the Premises other than as herein provided; except that Landlord shall use reasonable care to prevent loss or damage to Tenant’s property resulting from Landlord’s entry. Landlord shall have the right at any time, without effecting an actual or constructive eviction and without incurring any liability to the Tenant therefore, to change the arrangement or location of entrances or passageways, doors and doorways, corridors, elevators, stairs, toilets or other public parts of the Building and to change the name, number or designation by which the Building is commonly known, provided that such action does not result in any unreasonable interference with Tenant’s access to or use of the Premises. Notwithstanding the foregoing, Landlord shall have the right to enter the Premises without first giving notice to the Tenant in the event of an emergency where the nature of the emergency will not reasonably permit the giving of notice.

19.	DESTRUCTION OF BUILDING; INTERRUPTION OF SERVICES

19.1.     Partial Destruction. In the event of a partial destruction of the Building containing the Premises during the Term of this Lease from any cause, Landlord shall forthwith repair the same, provided such repair can reasonably be made within one hundred eighty (180) days from the happening of such destruction under applicable laws and regulations. During such period, Tenant shall be entitled to a proportionate reduction of Rent to the extent such repairs unreasonably interfere with the business carried on by Tenant in the Premises. If Tenant fails to remove its goods, wares or equipment within a reasonable time and as a result the repair or restoration is delayed, or if such damage or destruction is caused primarily by the negligence or willful act of Tenant, or its employees, invitees or agents, there shall be no reduction in Rent during such delay. In the event that such repair cannot reasonably be made within one hundred eighty (180) days from the happening of such destruction under applicable laws and regulations, Landlord shall have the right to terminate this Lease by notifying Tenant in writing within sixty (60) days from the happening of such destruction of Landlord’s decision not to repair the Building in which event this Lease shall be deemed terminated. If Landlord fails to give such written notice of Landlord’s decision not to repair the Building within such sixty (60) days, then Landlord shall be required to commence the repair of the Building promptly and thereafter diligently complete the repairs. In addition to the above, in the event that the Building is partially destroyed and (i) the cost of repairing the Building exceeds thirty-three and one-third percent (33-1/3%) of the replacement cost thereof, or (ii) the damage caused by the partial destruction of the Building cannot reasonably be repaired within a period of one hundred eighty (180) days from the happening of such damage, Landlord may elect to terminate this Lease, whether or not the Building is insured, by written notice to Tenant given within sixty (60) days from the happening of such destruction. If Landlord fails to give such written notice of Landlord’s decision not to repair the Building within such sixty (60) days, then Landlord shall be required to repair the Building within one hundred eighty (180) days from the happening of such destruction, if it can be reasonably repaired in such time, or as soon thereafter as reasonably practical if it cannot reasonably be repaired in such earlier period of time.

19.2.     Total Destruction. A total destruction of the Building containing the Premises shall terminate this Lease. A total destruction of such building means the cost of repairing such Building exceeds seventy-five percent (75%) of the replacement cost of such Building.

20.	EMINENT DOMAIN

20.1.     Definitions. For purposes of this Lease, the word “condemned” is co-extensive with the phrase “right of eminent domain”, that is, the right of the government to take property for public use, and shall include the intention to condemn expressed in writing as well as the filing of any action or proceeding for condemnation.

20.2.     Exercise of Condemnation. If any action or proceeding is commenced for the condemnation of the Premises or any portion thereof, or if Landlord is advised in writing by any government (federal, state or local) agency or department or bureau thereof, or any entity or body having the right or power of condemnation, of its intention to condemn all or any portion of the Premises at the time thereof, or if the Premises or any part or portion thereof be condemned through such action, then and in any of such events Landlord may, without any obligation or liability to Tenant, and without affecting the validity and existence of this Lease other than as hereafter expressly provided, agree to sell and/or convey to the condemnor, without first requiring that any action or proceeding be instituted, or if such action or proceeding shall have been instituted, without requiring any trial or hearing thereof, and Landlord is expressly empowered to stipulate to judgment therein, the part and portion of the Premises sought by the condemnor, free from this Lease and the rights of Tenant hereunder. Tenant shall have no claim against Landlord nor be entitled to any part or portion of the amount that may be paid or awarded as a result of the sale, for the reasons as aforesaid, or condemnation of the Premises or any part or portion thereof, except that Tenant shall be entitled to recover from the condemnor and Landlord shall have no claim therefore or thereto for Tenant’s relocation costs, loss of goodwill, for Tenant’s trade fixtures, any removable structures and improvements erected and made by Tenant to or upon the Premises which Tenant is or may be entitled to remove at the expiration of this Lease and Tenant’s leasehold estate hereunder.

20.3.     Effect on Lease. If the entire Premises are condemned, this Lease shall terminate as of the earlier of such taking or loss of possession. If only a part of the Premises is condemned and taken and the remaining portion thereof is in Landlord’s reasonable discretion not suitable for purposes for which Tenant has leased the Premises, Landlord shall have the option to terminate this Lease effective as of the earlier of such taking or loss of possession. If by such condemnation and taking only a part of the Premises is taken, and the remaining part thereof is in Landlord’s reasonable discretion suitable for the purposes for which Tenant has leased the Premises, this Lease shall continue, but the Rent shall be reduced in an amount proportionate to the percentage that the floor area of that portion of the Premises physically taken by eminent domain bears to the floor area of the entire Premises.

21.	BANKRUPTCY

If a general assignment is made by Tenant for the benefit of creditors, or any action is taken by Tenant under any insolvency or bankruptcy act, or if a receiver is appointed to take possession of all or substantially all of the assets of Tenant (and Tenant fails to terminate such receivership within sixty (60) days after such appointment), or if any action is taken by a creditor of Tenant under any insolvency or bankruptcy act, and such action is not dismissed or vacated within thirty (30) days after the date of such filing, then this Lease shall terminate at the option of Landlord upon the occurrence of any such contingency and shall expire as fully and completely as if the day of the occurrence of such contingency was the date specified in this Lease for the expiration thereof. In such event, Tenant shall then quit and surrender the Premises to Landlord.

22.	DEFAULT

If Tenant fails to pay any Rent or other sum due hereunder at the time set forth in this Lease, or in the event Tenant fails to perform any other covenant to be performed by Tenant under this Lease and continues to fail to perform the same for a period of five (5) days after receipt of written notice from Landlord pertaining thereto (or a reasonable period of time, using due diligence, if any non-monetary default cannot be cured within such five (5) day period, but not to exceed thirty (30) days), then Tenant shall be deemed to have breached this Lease and Landlord, in addition to other rights or remedies it may have, may:

A     Continue this Lease in effect by not terminating Tenant’s right to possession of the Premises, and thereby be entitled to enforce all Landlord’s rights and remedies under this Lease, including the right to recover the Rent specified in this Lease as it becomes due under this Lease; or

B.     Terminate Tenant’s right to possession of the Premises, thereby terminating this Lease, and recover from Tenant:

(i.)     The worth at the time of award of the unpaid Rent which had been earned at the time of termination of this Lease;

(ii.)     The worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination of this Lease until the time of award exceeds the amount of rental loss that Tenant proves could have been reasonably avoided;

(iii.)     The worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of rental loss that Tenant proves could be reasonably avoided; and

(iv.)     Any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform its obligations under this Lease; or

C.     In lieu of, or in addition to, bringing an action for any or all of the recoveries described in subparagraph B above, bring an action to recover and regain possession of the Premises in the manner provided by the laws of unlawful detainer then in effect in the state where the Property is located. If Landlord makes any expenditure required of Tenant hereunder, or if Tenant fails to make any payment or expenditure required of Tenant hereunder, such amount shall be payable by Tenant to Landlord as Rent together with interest from the date due at the rate of eighteen percent (18%) per annum, but not to exceed the maximum amount allowed by law, and Landlord shall have the same remedies as on the default in payment of Rent. The payment of interest required hereunder shall be in addition to the late charge set forth in Paragraph 3.3.

23.	SURRENDER OF PREMISES

On or before the expiration of the Term, Tenant shall vacate the Premises in broom clean condition and otherwise in the same condition as existed on the Occupancy Date, ordinary wear and tear and fire and casualty loss excepted, except that any improvements made within and on the Premises by Tenant shall remain, in the same condition and repair as when constructed or installed, reasonable wear and tear and fire and casualty loss excepted, unless Landlord advises Tenant at the time that Tenant requests Landlord’s consent for the installation of any improvements, which improvements must be removed at the end of the Term and in such case, Tenant shall remove those improvements prior to the end of the Term. Tenant shall remove from the Premises all Tenant’s personal property and trade fixtures in order that Landlord can repossess the Premises on the day this Lease or any extension hereof expires or is sooner terminated. Any removal of the Tenant’s improvements, Tenant’s property and/or trade fixtures by Tenant shall be accomplished in a manner which will minimize any damage or injury to the Premises, and any such damage or injury shall be repaired by Tenant at its sole cost and expense with thirty (30) days after Tenant vacates.

24.	HOLDING OVER

Should Tenant hold over and remain in possession of the Premises after the expiration of this Lease, without the written consent of Landlord, such possession shall be as a month-to-month tenant. Unless Landlord agrees otherwise in writing, Base Rent during the hold-over period shall be payable in an amount equal to one hundred fifty percent (150%) of the Base Rent paid for the last month of the Term until Tenant vacates the Premises. All other terms and conditions of this Lease shall continue in full force and effect during such hold-over tenancy, which hold-over tenancy shall be terminable by either party delivering at least one (1) month’s written notice, before the end of any monthly period. Such hold-over tenancy shall terminate effective as of the last day of the month following the month in which the termination notice is given.

25.	SURRENDER OF LEASE

The voluntary or other surrender of this Lease by Tenant, or mutual cancellation thereof, shall not work a merger and may, at the option of Landlord, terminate all or any existing subleases or subtenancies or may operate as an assignment of any or all such subleases or subtenancies to Landlord.

26.	RULES AND REGULATIONS

The Tenant shall comply with all reasonable and nondiscriminatory rules and regulations now or hereinafter adopted by the Landlord during the existence of this Lease, both in regard to the Property, the Building in general and to the Premises herein leased. In the event of any inconsistency between the provisions of this Lease and the provisions of any such rules and regulations, the provisions of this Lease shall control.

27.	NOTICE

Any notice, request, demand, instruction or other document or communication required or permitted to be given hereunder shall be in writing addressed to the respective party as set forth below and may be personally served, or sent by a nationally recognized overnight courier, addressed as follows:

TO LANDLORD:	Pontiac South Boulevard, LLC
251 E. Merrill Street, Suite 212
Birmingham, Michigan 48009
Attention: Jeffrey A. Ishbia

TO TENANT:	United Shore Financial Services, LLC
c/o 251 E. Merrill Street, Suite 212
Birmingham, Michigan 48009
Attention: Irence C. Kelly-Bower

Any party may change their notice address and/or facsimile number by giving written notice thereof in accordance with this Paragraph and such change shall be effective thirty (30) days after such notice is given. All notices hereunder shall be deemed given: (1) if served in person, when served; or (2) if by overnight courier, by a nationally recognized courier which has a system of providing evidence of delivery, on the first business day after delivery to the courier.

28.	ASSIGNMENT AND SUBLETTING

28.1.     No Assignment. Tenant shall not directly or indirectly, voluntarily or by operation of law, sell, assign, encumber, pledge or otherwise transfer or hypothecate all or any part of the Premises or Tenant’s leasehold estate hereunder (collectively, “Assignment”), or permit the Premises to be occupied by anyone other than Tenant or sublet the Premises (collectively, “Sublease”) or any portion thereof without Landlord’s prior written consent in each instance, which consent may not be unreasonably withheld, conditioned or delayed by Landlord. In the event that Landlord consents to an Assignment or Sublease then Tenant shall be responsible for reimbursing Landlord for its legal fees and expenses in connection with said Assignment or Sublease (not to exceed $3,000.00).

28.2.     No Relief of Obligations. No consent by Landlord to any Assignment or Sublease by Tenant shall relieve Tenant of any obligation to be performed by Tenant under this Lease, whether arising before or after the Assignment or Sublease. The consent by Landlord to any Assignment or Sublease shall not relieve Tenant of the obligation to obtain Landlord’s express written consent to any other Assignment or Sublease. Any Assignment or Sublease that is not in compliance with this Paragraph 28 shall be void and, at the option of Landlord, shall constitute a material default by Tenant under this Lease. The acceptance of Rent by Landlord from a proposed assignee or sublessee shall not constitute the consent by Landlord to such Assignment or Sublease. In the event of any Assignment or Sublease, if Tenant receives any payment from any assignee or sublessee in excess of the monthly Rent payable by Tenant under this Lease, then Tenant shall pay to Landlord, on a monthly basis, fifty percent (50%) of any such excess amount.

29.	ATTORNEY’S FEES

In the event of any legal or equitable action arising out of this Lease, the prevailing party shall be entitled to recover all reasonable fees, costs and expenses, together with reasonable attorney’s fees incurred in connection with such action. The fees, costs and expenses so recovered shall include those incurred in prosecuting or defending any appeal. The prevailing party shall also be entitled to reasonable attorney’s fees incurred to collect or enforce the judgment. If Landlord, in its sole discretion, agrees to execute an agreement at the request of Tenant or Tenant’s lender, Tenant shall be responsible for reimbursing Landlord for legal fees and expenses incurred in the review of such agreement.

30.	JUDGMENT COSTS

30.1.     Landlord. Should Landlord, without fault on Landlord’s part, be made a party to any litigation instituted by or against Tenant, or by or against any person holding the Premises by license of Tenant, or for foreclosure of any lien for labor or material furnished to or for Tenant, or any such person, or otherwise arising out of or resulting from any act or transaction of Tenant, or of any such person, Tenant covenants to pay to Landlord, the amount of any judgment rendered against Landlord or the Premises or any part thereof, and all costs and expenses, including reasonable attorney’s fees incurred by Landlord in connection with such litigation.

30.2.     Tenant. Should Tenant, without fault on Tenant’s part, be made a party to any litigation instituted by or against Landlord, or by or against any person holding the Premises by license of Landlord, or for foreclosure of any lien for labor or material furnished to or for Landlord, or any such person, or otherwise arising out of or resulting from any act or transaction of Landlord, or of any such person, Landlord covenants to pay to Tenant, the amount of any judgment rendered against Tenant or the Premises or any part thereof, and all costs and expenses, including reasonable attorney’s fees incurred by Tenant in connection with such litigation.

31.	BROKERS

Landlord and Tenant each represent and warrant to each other that it has had no dealings with any real estate broker or agent in connection with the Premises and this Lease other than Signature Associates, and that they know of no other real estate broker or agent who is or might be entitled to a commission in connection with this Lease. Tenant shall pay any commission or fee due to Signature Associates. Each of Tenant and Landlord shall indemnify and hold the other harmless from and against any such commission or finder’s fee which may be claimed by any other person or broker with respect to this transaction as a result of its breach of the foregoing representation.

32.	SUBORDINATION OF LEASE

This Lease is subject and subordinate to any mortgages which may now or hereafter be placed upon or affect the property or Building of which the Premises are a part, and to all renewals, modifications, consolidations, replacements and extensions hereof, provided that the holder(s) of such mortgage(s) shall agree in writing not to disturb the possession of the Premises by Tenant or the rights of Tenant under this Lease so long as Tenant is not in material default (subject to applicable notice and cure rights in favor of Tenant as contained in this Lease) in the performance of its obligations thereunder and, in the event of foreclosure, Tenant agrees to look solely to the mortgagee’s interest in the Property for the payment and discharge of any obligations imposed upon the mortgagee or Landlord under this Lease. In the event that a successor landlord takes title to the Property, (i) successor landlord shall be bound to Tenant under all of the terms and conditions of this Lease, (ii) Tenant shall recognize and attorn to successor landlord as Tenant’s direct landlord under this Lease, and (iii) this Lease shall continue in full force and effect, in accordance with its terms, as a direct lease between successor landlord and Tenant. This clause shall be self-operative, and no further instrument or subordination shall be necessary unless requested by a mortgagee or the insuring title company, in which event Tenant shall sign, within five (5) business days after requested, such instruments and/or documents as the mortgagee and/or insuring title company reasonably request be signed (“SNDA”). In the event Tenant fails to execute a SNDA or an estoppel certificate as provided herein, Tenant hereby constitutes and appoints Landlord as its attorney-in-fact, with full power of substitution, to sign, execute, certify, acknowledge, deliver or record, where required or appropriate, in the name, place and stead of Tenant, all such SNDAs and estoppel certificates for and on behalf of Tenant as may be required.

33.	OPTION TO EXTEND

Landlord hereby grants to Tenant two (2) options to extend the Term for the Premises for additional periods of five (5) years each (individually, an “Extension Term” and collectively, the “Extension Terms”), upon each and all of the terms and conditions of this Lease as amended below; provided Tenant is not in default of this Lease on the date of exercise of the option and has not been in default of this Lease more than three (3) times during the Term or the First Extension Term. Tenant shall give to Landlord written notice, on or prior to twelve (12) months before expiration of the Term or First Extension Term of the exercise of the option to extend this Lease for such additional term, time being of the essence. The Term as defined in Paragraph 2 hereof shall also include the options to extend if properly exercised hereunder. The Base Rent for the First Extension Term (Lease Year 16 through Lease Year 20), if exercised shall be $180,746.15 per month (based on $10.92 per rentable square foot of the Premises per annum) and the Base Rent for the Second Extension Term (Lease Year 21 through Lease Year 25) if exercised shall be $186,168.53 per month (based on $11.25 per rentable square foot of the Premises per annum) and all other terms and conditions of this Lease shall apply to the Extension Terms. The option is personal to Tenant and may not be assigned without Landlord’s written consent, which may be withheld in its sole discretion.

34.	OBLIGATION TO LEASE ADDITIONAL PREMISES

If any area within the Building (the “Additional Premises”), becomes available during the Term or any Extension Term, Tenant agrees to lease all such additional space pursuant to the terms and conditions of this Lease, except the Base Rent shall be increased by the additional area of the Additional Premises multiplied by the sum of $10.00 per square foot to be increased by three percent (3%) upon the dates Base Rent is adjusted under Paragraphs 3.1 and 33. As additional space within the Building becomes available during the Term or any Extension Term, the Additional Premises shall be amended to include all such additional space. Upon the request of Landlord, Tenant shall promptly execute and deliver amendments to this Lease to memorialize the inclusion of Additional Premises.

35.	ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS

35.1.     Estoppel Certificate. Tenant shall, at any time and from time to time, upon not less than ten (10) days’ prior request by Landlord, execute, acknowledge and deliver to Landlord, or to such other persons who may be designated in such request, a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications) and, if so, the dates to which the Rent and any other charges have been paid in advance, and such other items requested by

Landlord, including without limitation, the lease commencement date and expiration date, rent amounts, and that no offsets or counterclaims are present. It is intended that any such statement delivered pursuant to this Paragraph may be relied upon by any prospective purchaser or encumbrancer (including assignee) of the Premises.

35.2.     Financial Statements. If Landlord desires to finance, refinance, or sell the Building, or the Property, or any part thereof, Tenant shall deliver to Landlord, or to such potential lender or purchaser designated by Landlord, not more frequently than two times per year, such financial information regarding Tenant, as may reasonably be required to establish Tenant’s creditworthiness. All financial information provided by Tenant to Landlord or any lender or potential purchaser shall be held by the recipient in strict confidence and may not be used or disclosed by the recipient except for the purpose of determining Tenant’s creditworthiness in connection with Tenant’s obligations under this Lease.

36.	SHORT FORM OF LEASE

Tenant agrees to execute, deliver and acknowledge, at the request of Landlord, a short form of this Lease satisfactory to counsel for Landlord, and Landlord may in its sole discretion record such short form in the County where the Premises are located. Tenant shall not record this Lease, or a short form of this lease.

37.	SIGNS

Tenant shall not place any sign upon the Premises, except that Tenant may, with Landlord’s prior written consent which shall not be unreasonably withheld, delayed or conditioned install such signs on the exterior of the Premises and at the entrance to the Property as are reasonably required to advertise Tenant’s own business. The cost of all signs, the installation and removal of the signs and the repair and maintenance of the signs shall be paid by Tenant. The installation of any sign on the Premises by or for Tenant shall be subject to the provisions of Paragraph 23. Tenant shall maintain any such signs installed on the Property. Unless otherwise expressly agreed herein, Landlord reserves the right to install, and all revenues from the installation of, such advertising signs on the Premises, including the roof, as do not unreasonably interfere with the conduct of Tenant’s business.

38.	FORCE MAJEURE

In discharging its duty to complete the tenant improvements and to operate, maintain and repair those systems as set forth in this Lease, Landlord and Tenant shall be held to a standard of reasonableness and shall not be liable to the other for matters outside its control, including, but not limited to, acts of God, civil riot, war, strikes, labor unrest, or shortage of material, and in no event shall Landlord or Tenant be liable to the other for incidental damages, including, but not limited to, loss of business or business interruption.

39.	GENERAL PROVISIONS

39.1.     Governing Law. This Lease shall be governed by the laws of the State of Michigan and the parties hereto agree that venue shall be proper in any state or federal court located within the state. The parties hereto hereby unconditionally and irrevocably: (a) submit to the jurisdiction of the Oakland County Circuit Court, or in the event that original jurisdiction may be established, the United States District Court for the Eastern District of Michigan, Southern Division, sitting in Detroit, Michigan (hereinafter the “Courts”), in any action arising out of this Lease; (b) agree that all claims in any action may be decided in either of said Courts; and (c) waive, to the fullest extent that they may effectively do so, the defenses of: (i) lack of subject matter jurisdiction of such Courts; (ii) the absence of personal jurisdiction by such Courts over the parties to this Lease; and (iii) forum non-conveniens.

39.2.     Waiver. The waiver by Landlord or Tenant of any breach of any term, covenant, or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition contained herein. The acceptance of Rent hereunder shall not be construed to be a waiver of any breach by Tenant of any term, condition or covenant of this Lease.

39.3.     Remedies Cumulative. It is understood and agreed that the remedies herein given to Landlord shall be cumulative, and the exercise of any one remedy of Landlord shall not be to the exclusion of any other remedy.

39. 4.    Successors and Assigns. The covenants and conditions herein contained shall, subject to the provisions as to assignment, apply to and bind the heirs, successors, executors, administrators and assigns of all of the parties hereto; if Landlord or Tenant is comprised of multiple parties, each of such parties hereto shall be jointly and severally liable hereunder.

39. 5.    Entire Agreement. This Lease, the exhibits herein referred to, and any addendum executed concurrently herewith, are the final, complete and exclusive agreement between the parties and cover in full each and every agreement of every kind or nature, whatsoever, concerning the Premises and all preliminary negotiations and agreements of whatsoever kind or nature, are merged herein. Landlord has made no representations or promises whatsoever with respect to the Premises, except those contained herein, and no other person, firm or corporation has at any time had any authority from Landlord to make any representations or promises on behalf of Landlord, and Tenant expressly agrees that if any such representations or promises have been made by others, Tenant hereby waives all right to rely thereon. No verbal agreement or implied covenant shall be held to vary the provisions hereof, any statute, law or custom to the contrary notwithstanding. Unless otherwise provided herein, no supplement, modification, or amendment of this Lease shall be binding unless executed in writing by the parties.

39.6.    Captions. The captions of paragraphs of this Lease are for convenience only, and do not in any way limit or amplify the terms and provisions of this Lease.

39.7.    Partial Invalidity. If any term, covenant, condition or provision of this Lease is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

39.8.     Authority. The person(s) executing this Lease warrants that he or she has the authority to execute this Lease and has obtained or has the requisite corporate or other authority to do the same.

39.9.    Approvals. Any consent or approval required hereunder shall not be unreasonably withheld, conditioned or delayed by the party from whom such consent or approval is requested unless this Lease expressly provides otherwise.

39.10.    Counterparts. This Lease may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each party may execute a facsimile counterpart signature page to be followed by an original counterpart. Each such facsimile counterpart signature page shall constitute a valid and binding obligation of the party signing such facsimile counterpart.

39.11.    OFAC Certification. Tenant represents and warrants to Landlord that neither Tenant nor any person or entity that owns or controls, is owned or controlled by or is under common ownership or control with Tenant, and Landlord represents and warrants to Tenant that neither Landlord nor any person or entity that owns or controls, is owned or controlled by or is under common ownership or control with Landlord: (a) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury pursuant to Executive Order No. 13224, 66 Federal Register 49079 (September 25, 2001) or (b) has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.

39.12    No Personal Liability. No individual member, manager, manager of a member, partner, shareholder, director, officer, employee, trustee, investment advisor, consultant or agent of Landlord, or individual member of a joint venture, tenancy in common, firm, limited liability company or partnership (general or limited), which constitutes Landlord, or any successor interest thereof, shall be subject to personal liability with respect to any of the covenants or conditions of this Lease. Tenant shall look solely to the equity of Landlord in the Property and to no other assets of Landlord for the satisfaction of any remedies of Tenant in the event of any breach by Landlord. It is mutually agreed by Tenant and Landlord that this paragraph is and shall be deemed to be a material and integral part of this Lease. All obligations of Landlord shall be binding upon Landlord only during the period of Landlord’s ownership of the Property and not thereafter.

IN WITNESS WHEREOF, the parties hereto have executed this Lease Agreement as of the day and year first above written.

LANDLORD:

PONTIAC SOUTH BOULEVARD, LLC,
a Michigan limited liability company

By:	/s/ Jeffrey A. Ishbia
Jeffrey A. Ishbia, Manger

TENANT:

UNITED SHORE FINANCIAL SERVICES, LLC,
a Michigan limited liability company

By:	/s/ Mathew Ishbia
Mathew Ishbia, President

STATE OF MICHIGAN )
) SS
COUNTY OF OAKLAND )

The foregoing instrument was acknowledged before me this 9th day of January, 2020, by Jeffrey A. Ishbia, the Manager of PONTIAC SOUTH BOULEVARD, LLC, a Michigan limited liability company, on behalf of the limited liability company.

Beth Huffman Hall
Notary Public
My commission expires:

BETH H. HALL
Notary Public, Macomb County, MI
STATE OF MICHIGAN )		My Commission Expires: 11/21/2023
) SS:		Acting in the County of Oakland
COUNTY OF OAKLAND )

BEFORE ME, a Notary Public in and for said County and State, personally appeared Mathew Ishbia, known to me to be the President of UNTED SHORE FINANCIAL SERVICES, LLC, the Michigan limited liability company which executed the foregoing instrument, who acknowledged that he/she did sign the foregoing instrument for and on behalf of said limited liability company pursuant to the authority of its members.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal at Birmingham, Michigan, this 9th day of January, 2020.

Beth Huffman Hall
Notary Public
My commission expires:
BETH H. HALL
Notary Public, Macomb County, MI
My Commission Expires: 11/21/2023
Acting in the County of Oakland